Exhibit 23.9

Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 8, 1998, in the Registration Statement (Form S-1 No. 333-59283) and related Prospectus of Systems Communications, Inc. and Subsidiaries dated on or about October 28, 1998.

Certified Public Accountants
/s/ Moore Stephens Lovelace, P.A.

Orlando, Florida
October 28, 1998